Exhibit 10.2

Global Internet of People, Inc. Enters into an Investment Agreement to Form a Joint Venture to Produce High-Grade Lithium-ion Power Battery Materials

BEIJING, April xx, 2022 (GLOBE NEWSWIRE) -- Global Internet of People, Inc. (“SDH” or the “Company”) (NASDAQ: SDH), an operator of a knowledge sharing and enterprise service platform, today announced that its wholly-owned subsidiary, Zhuhai (Zibo) Investment Co., Ltd. (“Zhuhai”), has entered into an investment agreement (the “Agreement”) with the following parties to form a joint venture (the “JV”) dedicated to the production of high-grade lithium-ion power battery anode materials.

●	Shanghai Huiyang Investment Co., Ltd. (“Huiyang”),
●	Haicheng Shenhe Technology Co., Ltd. (“Shenhe”),
●	Guizhou Yilong New Area Industrial Development Investment Co., Ltd. (“Yilong Investment”),
●	Guizhou Guangyao Management Partnership (“Guangyao”),
●	Hainan Fuhe Investment Management Partnership (“Fuhe”), and
●	Eight individuals who will be appointed to various management positions at the JV.

The Agreement and related transactions were approved by SDH’s shareholders at an extraordinary general meeting of shareholders held on April 1, 2022. Pursuant to the Agreement, Zhuhai will own 51% equity interest in the JV, and Huiyang, Shenhe, Yilong Investment, Guangyao and Fuhe will own a stake of 12.50%, 12.50%, 4%, 10% and 5% in the JV, respectively. The eight individual shareholders of the JV together will own an aggregated 5% equity interest in the JV.

The JV will be established in the New Materials Industrial Park of Yilong District, Xingyi City of Guizhou Province, with a total investment amount of up to RMB620 million ($98.13 million) and a total land area of approximately 266,800 square meters, for the production of high-grade lithium-iron power battery anode materials. Construction of the production facilities at the site is expected to be completed within 15 months after the JV obtains regulatory approvals for the construction of the production facilities.

Pursuant to the Agreement, Zhuhai shall be responsible for the operation of the JV, with the assistance and support of other shareholders. Yilong Investment is obliged to use reasonable efforts to obtain, on behalf of the JV, national-level tax incentives and favorable government treatments, and will coordinate with local financial institutions to provide financing to the JV. Yilong Investment shall also ensure that the production facilities have enough power supply in the form of clean energy, and will assist the JV in obtaining the required regulatory approvals for the construction and operation of the production facilities.

Mr. Haiping Hu, CEO and Chairman of SDH commented, “The rapid development of new energy vehicles and batteries around the world has led to a huge demand for lithium-ion batteries. In China, clean energy industry has received strong support from governments at both national and local levels as China aims to reach carbon emission peak by 2030 and achieve carbon neutrality by 2060. This joint venture solidifies SDH’s strategic partnership with local governments, industrial leaders and experienced new energy materials technology experts. Personally I have extensive experience in the production of anode materials for lithium-ion batteries. In 1999, I founded and became the first general manager of Shanghai Shanshan Technology Co., Ltd. (“Shanshan Technology”), which was the first company in China to produce anode materials for lithium batteries at a large scale. From 2004 to 2018, I served as the chief executive officer and vice chairman of Shanshan Holdings Co., Ltd, which is the parent company of Shanshan Technology, in charge of lithium battery materials production.”

Mr. Hu continued, “We believe that the clean energy industry in general and the production of lithium-iron power battery anode materials have significant growth potential. We are excited about this opportunity and are confident that our joint venture has the potential to create great returns for our partners and stakeholders.”

About Global Internet of People, Inc.

Headquartered in Beijing and Shanghai, Global Internet of People, Inc., through its China-based variable interest entity, operates an online knowledge sharing and enterprise service platform, both online, via a mobile application “Shidonghui App” (the “APP”), and offline, through local offices in Beijing, Shanghai and Hangzhou, as well as 51 local centers operated by some of the Company’s members in 35 cities throughout the PRC. The main services SDH offers to App users are (1) Questions and Answers Sessions and (2) streaming of audio and video courses and programs. The main offline services SDH offers are study tours and forums. For more information about the Company, please visit: www.sdh365.com.

Forward-looking statement

Certain statements in this press release regarding the Company's future expectations, plans and prospects constitute forward-looking statements as defined by Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about plans, goals, objectives, strategies, future events, expected results, assumptions and any other factual statements that have not occurred. Any words that refer to "may", "will", "want", "should", "believe", "expect", "expect", "estimate", "estimate" or similar non-factual words, shall be regarded as forward-looking statements. Due to various factors, the actual results may differ materially from the historical results or the contents expressed in these forward-looking statements. These factors include, but are not limited to, the company's strategic objectives, the company's future plans, market demand and user acceptance of the company's products or services, technological updates, economic trends, the company's reputation and brand, the impact of industry competition and bidding, relevant policies and regulations, the ups and downs of China's macroeconomic conditions, the international market conditions served by the company, and the related risks and assumptions disclosed in the prospectus. In view of the above and other related reasons, we advise investors not to blindly rely on these forward-looking statements, and we urge investors to visit the SEC website to consult the company's relevant documents for other factors that may affect the company's future operating results. The company is under no obligation to make public amendments to changes in these forward-looking statements due to specific events or reasons after the declaration of these documents.

For more information, please contact:

The Company:

IR Department

Email: IR@sdh365.com

Investor Relations:

Janice Wang

EverGreen Consulting Inc.

Email: IR@changqingconsulting.com

Phone:	+1 571-464-9470 (from U.S.)
+86 13811768559 (from China)